UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2013

PennyMac Financial Services, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2013, PennyMac Financial Services, Inc. (the “Company”), through its subsidiary, PennyMac Loan Services, LLC (“PLS”), amended the terms of its Second Amended and Restated Flow Servicing Agreement (the “Servicing Agreement”) by and between PLS and PennyMac Operating Partnership, L.P., a wholly-owned subsidiary of PennyMac Mortgage Investment Trust (“PMT”).

Under the Servicing Agreement, PLS provides servicing for PMT’s portfolio of residential mortgage loans. The loan servicing provided by PLS includes collecting principal, interest and escrow account payments, if any, with respect to mortgage loans, as well as managing loss mitigation, which may include, among other things, collection activities, loan workouts, modifications, foreclosures and short sales. PLS also engages in certain loan origination activities that include refinancing mortgage loans and financings that facilitate sales of real estate owned properties, or REOs. The term of the Servicing Agreement expires on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with its terms.

Among the fees paid by PMT to PLS under the Servicing Agreement is a supplemental servicing fee of $3.25 per month for PLS to subservice each loan that is owned by a third party investor and with respect to which PMT has acquired the related servicing rights (the “third party loans”).  The supplemental servicing fee compensates PLS for providing a range of services and activities significantly greater in scope than the services provided in connection with a customary servicing arrangement. Pursuant to the terms of the amendment, from and after January 1, 2014, the aggregate supplemental servicing fees for all third party loans shall not exceed $700,000 in any fiscal quarter.

The foregoing description of the amendment to the Servicing Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which has been filed herewith as Exhibit 10.1 and incorporated herein by reference, the other material terms of the Servicing Agreement previously disclosed in the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013, and the full text of the Servicing Agreement, which was filed as Exhibit 10.30 to the Company’s Amendment No. 1 to Form S-1 Registration Statement filed on March 26, 2013.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors

On November 14, 2013, the Board of Directors (the “Board”) of the Company, acting pursuant to the authority granted to it by the Company’s Amended and Restated Bylaws, increased the size of the Board to nine (9) members.  On and effective as of November 14, 2013, the Board also elected Emily A. Youssouf to fill the vacancy created by the increase in the size of the Board until the Company’s 2014 annual meeting of stockholders. The Board has determined that Ms. Youssouf is independent under the current New York Stock Exchange independence requirements and Securities and Exchange Commission rules.  Ms. Youssouf will serve on the Related-Party Matters Committee of the Company’s Board.

In consideration for her services as a director, Ms. Youssouf will be entitled to receive compensation on the same terms and in the same amounts as the other independent directors.  Accordingly, Ms. Youssouf will receive a base annual retainer of $65,000, as well as an additional annual committee retainer of $5,750 for serving on the Related-Party Matters Committee.  In connection with her election to the Board, Ms. Youssouf received a grant of 2,614 restricted stock units under the Company’s equity incentive plan. Such restricted stock units shall vest as to one-third on each of the first, second and third anniversaries of the grant date, subject to continued service through each vesting date. Each such restricted stock unit represents a contingent right to receive one (1) share of the Company’s Class A common stock upon settlement.

In connection with her election, the Company will enter into an indemnification agreement with Ms. Youssouf in the same form that the Company has entered into with its other directors.  There are no arrangements or understandings pursuant to which Ms. Youssouf was elected as a director, and there are no related party transactions between the Corporation and Ms. Youssouf.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Second Amended and Restated Flow Servicing Agreement, dated as of November 14, 2013, between PennyMac Loan Services, LLC and PennyMac Operating Partnership, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: November 20, 2013	/s/ Jeffrey P. Grogin
Jeffrey P. Grogin
Chief Administrative and Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Second Amended and Restated Flow Servicing Agreement, dated as of November 14, 2013, between PennyMac Loan Services, LLC and PennyMac Operating Partnership, L.P.